Exhibit 3.1

 [ File Stamp]

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1                                                                                                                                                                   Filed in the office of       Document number
Carson City, Nevada 89701-4299                                                                                                                                                                 ROSS MILLER                20070503615-59
(775) 684 5708                                                                                                                                                                                             Ross Miller                     Filing Date and Time
Website: secretaryofstate.biz                                                                                                                                                                     Secretary of State          07/24/2007  1:15 PM
                                                                                                                                                                                                                   State of Nevada             Entity Number
                                                                                                                                                                                                                                                          C23286-1998

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

     Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Asia Payment Systems, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

I.	The name of the Corporation is Cardtrend International Inc.

IV.

Section 1. Authorized Capital Stock. The Corporation is authorized to issue 260,000,000 shares of capital stock, of which (a) 250,000,000 shares shall be designated shares of "Common Stock" having a par value of $0.001 each, and (b) 10,000,000 shares shall be designated shares of "Preferred Stock" having a par value of $0.001 each.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 54.33%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X  CHARLIE RODRIGUEZ, Secretary/Treasurer
                                                              Charlie Rodriguez

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07